EXHIBIT 4.4(H)
                              TERMINATION AGREEMENT


         THIS TERMINATION AGREEMENT (the "Agreement"), dated as of January 28, 2000, is entered into by MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "Agent") for each of the Banks, as defined in the Credit Agreement (as defined below) party to the Credit Agreement (collectively, the "Banks"), in favor of CONE MILLS CORPORATION, a North Carolina corporation (the "Borrower"):

  R E C I T A L S

         WHEREAS, the Borrower, the Agent and the Banks have entered into that Credit Agreement dated as of August 7, 1997, as amended by that Amendment No. 1 and Waiver to the Credit Agreement dated as of October 3, 1999 (the "Credit Agreement");

         WHEREAS, in connection with that certain Credit Agreement to be dated of even date herewith by and among the Borrower, Bank of America, N.A., as Revolving Credit Agent ("Revolving Credit Agent" or "Bank of America"), and the lenders party thereto from time to time, Bank of America is requiring that the Credit Agreement and the Notes issued pursuant thereto (the "Notes") be terminated; and

         WHEREAS, on the date hereof the Borrower has terminated the Commitments (as defined in the Credit Agreement) and has prepaid its Loans (as defined in the Credit Agreement), with respect to principal, interest and costs, under the Credit Agreement in full and, in connection therewith, the Borrower has requested that the Agent terminate the Credit Agreement and the Notes (except to the extent the terms and provisions of such documents provide rights or remedies to the Agent or the Banks which survive a termination of the Commitments) and release the rights and obligations of the Borrower and its Subsidiaries created pursuant to the Credit Agreement and the Notes.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         SECTION 1. DEFINITIONS. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

         SECTION 2. PAYOFF AMOUNT. The total principal amount of all Loans outstanding under the Credit Agreement as of the date hereof is $72,000,000. The total amount of interest, fees and other amounts due under the Credit Agreement as of the date hereof is $404,782.22. The total payoff amount of principal, interest, fees and all other amounts due under the Credit Agreement as of the date hereof is $72,404,782.22 (the "Payoff Amount").

         SECTION 3. TERMINATION OF AGREEMENTS. Upon receipt of the Payoff Amount, the Credit Agreement and each of the Notes is hereby terminated (except to the extent the terms and provisions of the Credit Agreement provide rights or remedies to the Agent or the Banks which expressly survive termination of the Commitments) and shall be of no further force and effect from and after the date hereof; provided that terms and provisions that provide for rights or remedies to the Agent or the Banks which expressly survive such termination, and any rights of indemnification granted thereby to the Agent and the Banks and all

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obligations of the Borrower or any Subsidiary to pay expenses under the Credit
Agreement, shall survive and shall not be terminated.

         SECTION 4. DELIVERY OF NOTES. The Agent agrees to cause to be delivered to the Borrower on the effective date hereof, the Notes.

         SECTION 5. FURTHER ASSURANCES. Upon and after the effective date hereof, the Agent shall execute and deliver, at the Borrower's expense, such documents, instruments and other agreements, as the Borrower or Bank of America shall reasonably request to evidence the termination and release effected hereby.

         SECTION 6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         SECTION 7. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
         IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK, AS AGENT FOR THE BANKS

                                   By:  /s/ Kimberly L. Turner
                                   Name:  Kimberly L. Turner
                                        Title:  Vice President


                                   CONE MILLS CORPORATION

                                   By:  /s/ Gary L. Smith
                                        Name:  Gary L. Smith
                                        Title:  EVP and CFO


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